Exhibit 99.1

For more information, contact:
Chris Sternberg
Sr. Vice President, Corporate Communications
502-261-4934

PAPA JOHN’S APPOINTS JUDE THOMPSON

TO BOARD OF DIRECTORS

Louisville, KY (February 22, 2008) — Papa John’s International, Inc. (NASDAQ: PZZA) today announced the appointment of Joseph Jude Thompson to the company’s board of directors.

Mr. Thompson has held positions of increasing responsibility with Anthem Blue Cross and Blue Shield, a division of WellPoint, Inc. (NYSE: WLP), or its affiliates since 1989.  Serving as senior vice president of WellPoint and president, Individual Business of Anthem since 2006, Mr. Thompson is responsible for all aspects of the company’s Individual Business unit in the 14 states served by WellPoint, which generated $5+ billion in revenue in 2007.

“We welcome Jude to our board of directors,” said Papa John’s founder chairman, John Schnatter. “We think his experience in serving customers in the highly competitive health care industry will bring a new perspective to the board.”

Mr. Thompson, age 45, holds a BA from the University of Kentucky.

“I welcome Jude to our company,” said Papa John’s president and chief executive officer, Nigel Travis.  “We look forward to his input and advice as we continue to move the Papa John’s brand forward.”

Headquartered in Louisville, Kentucky, Papa John’s is the world’s third largest pizza company.  For eight years running, consumers have rated Papa John’s No. 1 in customer satisfaction among all national pizza chains in the highly regarded American Customer Satisfaction Index (ACSI).  Papa John’s also ranks first among pizza companies in the 2008 Brand Keys Customer Loyalty Engagement Index and was named 2007 Pizza Today Chain of the Year. For more information about the company or to order pizza online, visit Papa John’s at www.papajohns.com.

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